Exhibit 99.1

Edgewater Technology Announces Results for Fourth Quarter and Full Year 2003; Full Year Revenue Growth of 34%

    WAKEFIELD, Mass.--(BUSINESS WIRE)--Feb. 11, 2004--Custom development and system integration consulting firm, Edgewater Technology, Inc. (NASDAQ: EDGW, www.edgewater.com, "Edgewater Technology" or the "Company") today announced financial results for its fourth quarter and fiscal year ended December 31, 2003. The Company reported a 34% increase in revenue and EPS from continuing operations of $0.18 for the fiscal year 2003.

    Fourth Quarter Results

    Actual financial results and utilization for the December 31, 2003 quarter were as follows:

    -- Revenue decreased 2% to $6.8 million, compared to $6.9 million in the third quarter of 2003 and increased 45%, compared to revenue of $4.7 million during the fourth quarter of 2002;
    -- Gross profit was $3.0 million, compared to $3.2 million in the third quarter of 2003 and $1.9 million for the fourth quarter of 2002;
    -- Gross profit margin was 45%, compared to 46% in the third quarter of 2003 and 41% for the fourth quarter of 2002;
    -- Utilization was 74% for the fourth quarter, compared to 80% during the third quarter of 2003 and 73% for the fourth quarter of 2002;
    -- Income from continuing operations was $1.6 million, or $0.14 per share, which includes a $1.4 million tax benefit to record an income tax refund receivable the Company expects to receive for a tax carry back claim, compared to income from continuing operations of $0.2 million, or $0.01 per share for the third quarter and a loss from continuing operations during the fourth quarter 2002 of ($7.5) million or ($0.65) per share;
    -- Net loss amounted to ($5.8) million or ($0.51) per share, which represents income from continuing operations of $1.6 million, offset by an accrual for discontinued operations for the amount of $7.4 million, which relates to IRS assessments regarding the Company's former staffing businesses (see "Discontinued Operations" below);
    -- Positive cash flow from operating activities of $2.0 during the fourth quarter.

    Full-Year Consolidated Results

    Actual financial results and utilization for the full year of 2003 were as follows:

    -- Revenue for 2003 was $25.1 million, a 34% increase over revenue of $18.7 million in 2002;
    -- Gross profit was $11.5 million for 2003 or 46% of revenue, compared to gross profit of $6.8 million or 36% of revenue in 2002;
    --  Utilization was 79% for 2003, compared to 67% during 2002;
    -- Income from continuing operations amounted to $2.0 million, or $0.18 per share in 2003, which included a $1.4 million tax benefit to record an income tax refund receivable the Company expects to receive for a tax carry back claim. Loss from continuing operations was ($10.1) million, or ($0.87) per share in 2002, which included a charge for goodwill impairment of $7.4 million.
    -- Net loss amounted to ($5.4) million or ($0.48) per share, which represents income from continuing operations of $2.0 million, offset by an accrual for discontinued operations in the amount of $7.4 million, which relates to IRS assessments regarding the Company's former staffing businesses.
    --  Positive cash flow from operations amounted to $2.6 million.

    "Edgewater Delaware, the operating subsidiary, continues to make strides. We ended the year meeting our financial goals with double-digit revenue growth, a return to profitability and positive cash flow. In addition, we completed a successful acquisition that further enhances our capabilities and geographic reach, while expanding our customer base," said Shirley Singleton, President and CEO of Edgewater Technology. "The fourth quarter results, which were in line with our expectations, reflected traditional seasonality in revenue and utilization."

    Discontinued Operations

    During the fourth quarter of 2003, our Company disclosed that an assessment notice was pending with the IRS related to our discontinued operations staffing businesses that were sold in 2000 and 2001 (our "Former Staffing Businesses"). The assessment, which we continue to dispute, relates to purported discrepancies between amounts of withholding and employment taxes reported on various employment tax returns and employee W-2s and the related payroll tax deposits actually received by the IRS. When we announced this uncertainty in our quarterly report on Form 10-Q, we were not in possession of the relevant records necessary to resolve the matter, and in accordance with SFAS 5 "Accounting for Contingencies" we determined that it was reasonably possible a contingent liability may exist of approximately $6.5 million as of September 30, 2003, and we disclosed this uncertainty. We may be ultimately responsible for all or part of this assessment, plus penalties and interest that continue to accrue until resolved.
    During the fourth quarter of 2003, additional notices were assessed in the form of civil penalties for the untimely filing of tax information, all related to the Former Staffing Businesses. These new assessments could not be resolved during the fourth quarter of 2003 since we could not obtain the relevant records to resolve this matter; however, efforts will continue to locate the records at issue.
    Based upon the uncertainty of the outcome of the assessments and the potential that a notice could be issued by the IRS demanding payment during 2004 while a search for the records at issue are ongoing, the Company established, but has not paid to the IRS pending resolution of the assessments, a reserve of $7.4 million to cover the estimated amount of the potential assessments as of December 31, 2003. This amount was recorded as a charge to discontinued operations. Edgewater will continue to work vigorously to resolve the disputed amounts underlying the assessments.

    Outlook for 2004

    Edgewater's vertical business focus has been driving a substantial increase in strategy and design proposal opportunities, a key piece of the Company's up-market strategy. Since strategy and design represent the front end of a typical IT buying cycle, potential buyers are contemplating initial procurement decisions longer, as they consider the ROI of the total cost of future phases, which would include build, deployment, and maintenance.
    Singleton continued, "First quarter bids outstanding are significantly greater than any one quarter in 2003. While new bid and sales activity remains consistently healthy, we are observing additional due diligence by customers prior to investing in IT initiatives. During the first quarter, we are expecting strong year over year revenue growth, although delayed decision cycles are causing us to project sequentially lower revenue. We also believe that our sales pipeline, even with the slow start in the first quarter, can support double-digit revenue growth and continued operating income for the full year 2004."

    Stock Repurchase Program

    During 2003, the Company repurchased approximately 304,195 shares for $1.4 million. As a part of the Company's existing stock repurchase program, the Company has established a stock purchase program under Securities & Exchange Commission Rule 10b5-1. Under this Rule, the repurchase program can operate without regard to traditional blackout periods. The program became effective on February 14, 2003 and will run through February, 2005, unless terminated earlier.

    Conference Call

    Edgewater Technology will host a conference call today, Wednesday, February 11, at 10:00 a.m. (EST) to discuss the Company's fourth quarter and 2003 year-end results. To listen to the live call via the Internet, you can participate by logging onto the Web cast at www.edgewater.com - Investor Relations section or you can dial 800-915-4836 approximately 15 minutes prior to start of the call. A replay of the call can be accessed via www.edgewater.com - Investor Relations section or by dialing 800-428-6051 (pass code 330088) from 12:00 p.m. EST Wednesday, February 11 through 11:59 p.m. EST Wednesday, February 18.

    About Edgewater Technology, Inc.

    Founded in 1992, Edgewater Technology, Inc. is an award-winning consulting and systems integration firm that specializes in tailored technology solutions for middle-market companies and divisions of Global 2000 companies. Headquartered in Wakefield, Massachusetts, the Company has taken a partnership approach with its clients, targeting strategic, mission-critical applications. Edgewater Technology services its client base by leveraging a combination of leading-edge technologies and proven reengineering techniques provided by its network of national solutions centers strategically positioned across the United States. For further information, visit www.edgewater.com or call 781-246-3343.

    Selected Financial Data:



                      EDGEWATER TECHNOLOGY, INC.
                       Statements of Operations
               (In thousands, except per share amounts)
                             (Unaudited)

                                 Three Months         Twelve Months
                                    Ended                 Ended
                                 December 31,         December 31,
                                  2003     2002        2003      2002

Service revenues                $6,773   $4,683     $25,054   $18,666
Cost of services                 3,724    2,763      13,540    11,905
   Gross profit                  3,049    1,920      11,514     6,761

  Selling, general and
   administrative                2,623    1,898      10,080     8,833
  Depreciation and
   amortization expense            259      239         948     1,003
  Impairment of goodwill             -    7,411           -     7,411
  Restructure costs                  -        -           -       349

   Operating Income (loss)         167   (7,628)        486   (10,835)

Interest income and other, net     132      160         455       777
Income (loss) before income taxes  299   (7,468)        941   (10,058)

Benefit from tax                (1,310)       -      (1,053)        -
  Net income (loss) from
   continuing operations         1,609   (7,468)      1,994   (10,058)
  Loss from discontinued
   operations, net              (7,435)    (950)     (7,435)     (950)
  Change in accounting
   principle, net                    -        -           -   (12,451)
  Net income (loss)           ($ 5,826) ($8,418)   ($ 5,441) ($23,459)

BASIC EARNINGS PER SHARE
 From continuing operations      $0.14   ($0.65)      $0.18    ($0.87)
 Net income (loss)              ($0.51)  ($0.73)    ($ 0.48)   ($2.03)

Weighted Average Shares
  Outstanding - Basic           11,401   11,507      11,381    11,575


                      EDGEWATER TECHNOLOGY, INC.
                  Summary Balance Sheet Information
                            (In thousands)

                                         December 31,   December 31,
Assets                                       2003          2002

Cash and marketable securities            $ 44,259      $ 46,782
Accounts receivable, net                     3,484         2,647
Fixed assets, net                            1,309         1,606
Deferred tax asset, net                     22,175        22,884
Intangible assets, net                      13,183        11,614
Prepaid expenses and Other assets            2,121           960

Total Assets                              $ 86,531      $ 86,493


Liabilities and Equity

Accounts payable & accrued liabilities    $  9,969      $  4,334
Accrued payroll & related liabilities        2,009           882
Other liabilities                               84           240
Stockholders' Equity                        74,469        81,037

Total Liabilities & Stockholders' Equity  $ 86,531      $ 86,493

Shares Outstanding                          11,366        11,485


    This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to our 2004 outlook concerning utilization, revenues, sales, profitability, backlog and cash flow; tax disputes, estimated tax reserve accruals and potential penalties and interest; growth opportunities and plans; and IT spending trends. The forward looking statements included in the Press Release relate to future events or our future financial conditions or performance, Words such as "will," "provide," "focused," "believe," "continue," "remain," "optimistic," and "emerge," or the negative thereof or variations thereon and similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments that are believed to be reasonable as of the date of this Press Release. Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (1) changes in industry trends, such as decline in the demand for custom development and system integration services and/or spending delays with existing information technology services projects; (2) failure to obtain new customers or retain significant existing customers; (3) loss of key executives; (4) general economic and business conditions (whether foreign, national, state or local) which include but are not limited to changes in interest or currently exchange rates and the overall demand for information technology services and/or spending delays for existing information technology services; (5) failure of the general economy or IT services spending to rebound or otherwise improve; (6) lack of available growth opportunities; (7) the inability to maintain, sustain or grow revenues; (8)the strength or visibility of the Company's backlog of business for 2003; (9) any changes in ownership of the Company or otherwise that would result in a limitation on the use of the net operating loss carry forward under applicable tax laws; and (10) the failure to obtain predecessor entity tax records that are not in our control and successfully resolve outstanding tax disputes. Actual events or results may differ materially from those discussed, contemplated, forecasted, estimated, anticipated, planned or implied in the forward-looking statements as a result of the various factors described above and those further set forth under the heading "Business- Factors Affecting Finances, Business Prospects and Stock Volatility" in the Company's Form 10-K filed with the Securities and Exchange Commission on March 28, 2003.

    CONTACT: Edgewater Technology
             Kevin Rhodes, Chief Financial Officer
             or
             Barbara Warren-Sica, Investor Relations
             781-246-3343